UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 6, 2013

Alico, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-261	59-0906081
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10070 Daniels Interstate Court

Fort Myers, Florida, 33913

(Address of principal executive offices)

Registrant’s telephone number: (239) 226-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14D-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Section 5 Item 5.02	Corporate Governance and Management Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 6, 2013, JD Alexander tendered his resignation as Chief Executive Officer of Alico, Inc. (the "Company"), subject to and effective immediately after the closing (the "Closing") of the sale by Alico Holding, LLC (a subsidiary of Atlantic Blue Group, Inc.) to 734 Investors, LLC of all the shares of stock of the Company owned by alico Holding, LLC. The resignation shall not be effective unless and until the Closing occurs.

On November 6, the Company and Mr. Alexander entered into a Consulting and Non-Competition Agreement under which (i) Mr. Alexander will provide consulting services to the Company during the two-year period after the Closing, (ii) Mr. Alexander agreed to be bound by certain non-competition covenants relating to the Company’s citrus operations and certain non-solicitation and non-interference covenants for a period of two years after the Closing, and (iii) the Company will pay Mr. Alexander $2 million for such services over the life of the agreement. The Consulting and Non-Competition Agreement will become effective immediately following the Closing. Mr. Alexander agreed, in a separate side letter with the Company, not to sell or transfer the shares that will be awarded to him pursuant to his Restricted Stock Award Agreement, net of any shares withheld to satisfy any applicable federal, state and local tax withholding obligations (other than to a family trust), for a period of two years after the Closing. Mr. Alexander also executed a general release in favor of the Company which releases the Company from any obligations to Mr. Alexander other than under the Consulting and Non-Competition Agreement, the Restricted Stock Award Agreement between the Company and Mr. Alexander, the Company's MSP Plan and Mr. Alexander's rights to indemnification.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC.

Date: November 12, 2013	By:	/s/ W. Mark Humphrey
	Name:	W. Mark Humphrey
	Title:	Chief Financial Officer